Exhibit 3.1

LOXO ONCOLOGY, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Loxo Oncology, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.                                      The name of this corporation is Loxo Oncology, Inc.  This corporation was originally incorporated pursuant to the General Corporation Law on May 9, 2013 under the name Loxo Oncology, Inc.

2.                                      The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

3.                                      This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.                                      This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 21st day of July 2014.

By:	/s/ Joshua H. Bilenker
Joshua H. Bilenker
Chief Executive Officer

Exhibit A

LOXO ONCOLOGY, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I:  NAME.

The name of this corporation is Loxo Oncology, Inc. (the “Corporation”).

ARTICLE II:  REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III:  PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV:  AUTHORIZED SHARES.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 22,187,500 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 8,823,192 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).  As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), 5,156,250 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 500,704 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock” and 3,166,237 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”.  Contingent and effective upon the filing of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), (i) each issued and outstanding share of Common Stock shall be subdivided into 1.5625 shares of issued and outstanding shares of Common Stock, and (ii) each issued and outstanding share of Preferred Stock shall be subdivided into 1.5625 shares of issued and outstanding shares of Preferred Stock (the subdivisions referenced in subsections (i) and (ii) of this sentence being collectively referred to as the “Stock Split”).

No fractional shares shall be issued pursuant to the Stock Split.  The Corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Corporation’s board of directors when those entitled to receive such fractional shares are determined. The shares issued pursuant to the Stock Split shall be entered in the books of the Corporation, without the need for surrender or exchange of any stock certificate outstanding immediately prior to the Effective Time. Unless otherwise noted in this Restated Certificate, all share numbers and prices per share have been adjusted to reflect the Stock Split.

The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2.                                      Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  Unless required by law, there shall be no cumulative voting.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

B.                                    PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock.  Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1.                                      Dividends.

1.1                               Participation.  The Series B Preferred Stock shall be entitled to receive dividends at an annual rate of 8% of the Original Issue Price (as defined in Section 2.1.2) of the Series B Preferred Stock per share (as adjusted for stock splits, combinations, reorganization and the like with respect to the Series B Preferred Stock, other than the Stock Split) per annum, out of any assets at the time legally available therefor, when, as and if declared by the Board (as defined in Section 2.3.3), prior and in preference to any dividend or distributions, declared, paid or set aside on shares of the Series A Preferred Stock, the Series A-1 Preferred Stock or the Common Stock.  If, after dividends in the full preferential amount specified in the foregoing sentence have been paid or declared and set apart in any calendar year of the Corporation, the holders of outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive dividends at an annual rate of 8% of the Original Issue Price per share of such series of Preferred Stock (as adjusted for stock splits, combinations, reorganization and the like with respect to such series of Preferred Stock, other than the Stock Split) per annum, out of the assets at the time legally available therefor, when, as and if declared by the Board, prior and in preference to any dividends or distributions declared, paid or set aside on shares of the Common Stock. If, after dividends in the full preferential amount specified in the foregoing sentence have been paid or declared and set apart in any calendar year of the Corporation, the Board may declare dividends out of funds legally available therefor on the Common Stock; provided that if any such dividends are declared, dividends shall be declared on the Preferred Stock on a pari passu basis and paid pro rata among the holders of the Preferred Stock and Common Stock on a per share basis (as if all shares of Preferred Stock had been converted into Common Stock immediately prior to the payment of such dividends).  For this purpose each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Sections 4 and 5.

1.2                               Non-Cash Dividends.  Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

1.3                               Partial Liquidation Events.  Notwithstanding the foregoing, in the event that the Corporation determines (subject to Section 3.3 and without limitation to Section 2, including Section 2.3) to distribute to the stockholders of the Corporation the proceeds (cash or otherwise) resulting from any sale, license and/or other transfer of its assets (other than any sale, license or other transfer of its assets effected in the ordinary course of business of the Corporation for which the Corporation is not required to obtain any consent pursuant to Section 3.3) (each such sale, license or other transfer, a “Partial Liquidation Event”), then:

1.3.1                     the proceeds resulting from such Partial Liquidation Event (including in respect of any ongoing payments, such as a royalty or milestone payment) shall be distributed in accordance with Sections 2.1 and 2.2 and not this Section 1; except that no such proceeds shall be distributed in respect of shares of Series A-1 Preferred Stock on a Partial Liquidation Event, and instead the holders of Series A-1 Preferred Stock shall have the rights set forth in Section 5.2 of that certain Investors’ Rights Agreement dated on or about the date the first share of Series A-1 Preferred Stock is issued, as may be amended (the “Investors’ Rights Agreement”); and

1.3.2                     the amount of proceeds resulting from a Partial Liquidation Event that are distributed as provided in this Section 1.3 shall apply against and reduce the amount that holders of Series A Preferred Stock and Series B Preferred Stock (together, the “Voting Preferred Stock”) are entitled to receive pursuant to Section 2.1 in connection with any subsequent Partial Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               Preferential Payments to Holders of Preferred Stock.

2.1.1                     Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Series A Preferred Stock, Series A-1 Preferred Stock or Common Stock by reason of their ownership thereof, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, on a pari passu basis, an amount per share equal to the Original Issue Price (as defined below) for each share of Series B Preferred Stock plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amounts to which they are entitled under this Section 2.1.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2                     Preferential Payments to Holders of Series A Preferred Stock and Series A-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, on a pari passu basis, an amount per share equal to (i) the Original Issue Price (as defined below) for each share of Series A Preferred Stock and (ii) the Series A-1 Liquidation Price (as defined below) for each share of Series A-1 Preferred Stock, plus in each case any dividends declared but unpaid thereon. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock the full amounts to which they are entitled under this Section 2.1.2, the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred Stock and Series A-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The “Original Issue Price” (i) in the case of each of the Series A Preferred Stock and the Series A-1 Preferred Stock, shall mean $6.40 per share, and (ii) in the case of the Series B Preferred Stock shall mean $8.9661, in each case subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on such series of Preferred Stock in shares of such stock.  For the avoidance of doubt, the Original Issue Prices have been adjusted for the Stock Split and no additional adjustment shall be made as a result of the Stock Split.

The “Series A-1 Liquidation Price” shall mean $58.511281 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series A-1 Preferred Stock in shares of such stock.  For the avoidance of doubt, the Series A-1 Liquidation Price has been adjusted for the Stock Split and no additional adjustment shall be made as a result of the Stock Split.

2.2                               Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Voting

Preferred Stock as if, in each case, they had been converted to Common Stock pursuant to the terms of this Restated Certificate immediately prior to such dissolution, liquidation, winding up or Deemed Liquidation Event of the Corporation.

2.3                               Deemed Liquidation Events.

2.3.1                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted basis (such holders required for the vote are referred to as the “Requisite Voting Preferred Holders”) elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

(a)                                 a merger or consolidation (each a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 5.1 below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined in Section 5.1 below) outstanding immediately prior to such Combination shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged;

(b)                                 a transaction or series of related transactions in which a Person, or a group of Related Persons, acquires shares representing more than fifty percent (50%) of the outstanding voting power of the Corporation; provided that the foregoing shall exclude any transaction or series of related transactions principally for bona fide equity financing purposes in which the Corporation is the surviving corporation; or

(c)                                  the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, exclusive license, transfer or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (an “Asset Disposition”).

The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

2.3.2                     Allocation of Escrow.  In the event of a Deemed Liquidation Event and unless the Requisite Voting Preferred Holders elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement or escrow agreement entered into in such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 (after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 (after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

2.3.3                     Amount Deemed Paid or Distributed.  The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Combination or Asset Distribution shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  If the amount deemed paid or distributed under this Section 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors of the Corporation (the “Board”); provided, however, that the following shall apply.  For securities not subject to investment letters or other similar restrictions on free marketability:

(i)                                     if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(ii)                                  if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)                               if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clauses (i), (ii) or (iii) above so as to reflect the approximate fair market value thereof.

The foregoing methods for valuing non-cash consideration to be distributed in connection with a Combination or Asset Disposition shall, with the appropriate approval of the definitive agreements governing such Combination or Asset Disposition by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Combination or Asset Disposition.

3.                                      Voting.

3.1                               General Provisions; Limitation on Voting Rights of Series A-1 Preferred Stock.

3.1.1                     General Provisions. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

3.1.2                     Limitation on Voting Rights of Series A-1 Preferred Stock.  Notwithstanding the foregoing or any other provision of this Restated Certificate to the contrary, the Series A-1 Preferred Stock (and, prior to the closing of a Qualified IPO, any Common Stock issued upon conversion of the Series A-1 Preferred Stock) shall not have voting rights of any kind, other than as may be required pursuant to Section 242(b)(2) of the General Corporation Law.

3.2                               Election of Directors.

3.2.1                     Election.  For so long as at least 312,000 shares of Series A Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock (other than the Stock Split)), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect up to three (3) directors of the Corporation (the “Series A Directors”). For so long as at least 312,000 shares of Series B Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series B Preferred Stock in shares of stock, other than the Stock Split), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Director” and along with the Series A Directors, the “Preferred Stock Directors”).  The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”).  The holders of record of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Corporation (the “Remaining Directors”).

3.2.2                     Vacancies Not Caused by Removal.  If any vacancy in the office of any Common Director or Remaining Director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 or by at least a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the class, classes or series that are entitled to elect a director or directors to office under the provisions of Section 3.2 (the “Specified Stock”) and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled. A vacancy of any Preferred Stock Director may only be filled by the persons entitled to designate such Preferred Stock Director pursuant to that certain Voting Agreement dated as of the Original Issue Date of the Series B Preferred Stock by and between the Corporation and Investors named therein, as such agreement may be amended and/or restated from time to time.

3.2.3                     Vacancies Caused by Removal.  Any director elected as provided in the preceding sentences may be removed with or without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.4                     Procedure.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock.  In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.

3.3                               Preferred Stock Protective Provisions.

3.3.1                     For so long as any shares of any series of Voting Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on such series of Voting Preferred Stock in shares of such stock, other than the Stock Split), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the Requisite Voting Preferred Holders:

(a)                                 amend, alter or repeal any provision of the certificate of incorporation or bylaws of the Corporation, as then in effect;

(b)                                 increase or decrease the authorized number of shares of Common Stock or Preferred Stock (or any series thereof);

(c)                                  authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences set forth in the Restated Certificate, as then in effect, that are senior to or on a parity with any series of Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock;

(d)                                 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3;

(e)                                  declare or pay any dividend or otherwise make a distribution to holders of Common Stock or Preferred Stock, other than a dividend on the Common Stock payable in shares of Common Stock;

(f)                                   either (i) issue any debt security, or permit any wholly owned subsidiary to issue any debt security if the aggregate indebtedness of the Corporation and its wholly owned subsidiaries for borrowed money (other than intercompany indebtedness) following such issuance would exceed $1,000,000 in the aggregate or (ii) modify or amend the terms of any of indebtedness so long as the maximum indebtedness specified in this clause (f) has been exceeded;

(g)                                  redeem or repurchase or authorize any redemption or repurchase of any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services, (ii) an exercise of a right of first refusal in favor of the Corporation pursuant to any written agreement with the Corporation, (iii) any redemption or repurchase of Preferred Stock expressly authorized in the Restated Certificate, as then in effect, (iv) any repurchase of Series A-1 Preferred Stock pursuant to Section 5.2 of the Investors’ Rights Agreement, or (v) solely with respect to Common Stock and not with respect to Preferred Stock, as approved by the Board;

(h)                                 increase or decrease the authorized number of directors constituting the Board or the method of selecting members of the Board;

(i)                                     license, sell or transfer any technology or intellectual property rights of the Corporation or any of its subsidiaries that constitutes the effective disposition of a material portion of the technology or intellectual property of the Corporation and its subsidiaries, taken as a whole, other than any such licenses in the ordinary course of business that expire or can be terminated by the Corporation within one year and that are limited in scope to particular countries or other geographical regions and/or to particular fields of use;

(j)                                    issue or sell any securities of the Corporation other than options or other equity grants pursuant to the Corporation’s equity incentive plan that are approved by the Board or pursuant to the terms of the Series B Preferred Stock Purchase Agreement dated the date of the Original Issue Date of the Series B Preferred Stock by and between the Corporation and the Purchasers named therein, as such agreement may be amended and/or restated from time to time (the “Series B Stock Purchase Agreement”);

(k)                                 acquire the business of a third-party by asset acquisition, stock purchase or merger, for a price or with a fair market value greater than $1,000,000;

(l)                                     sell or transfer any assets of the Corporation to any third party for a price or with a fair market value greater than $1,000,000;

(m)                             incur any liens or encumbrances in excess of $1,000,000 in the aggregate on any assets of the Corporation (other than liens which arise by operation of law and which do not materially affect the use or value of such assets), unless approved by the Board;

(n)                                 amend this Section 3.3; or

(o)                                 enter into a Designated Transaction between or among the Corporation and any of the Corporation’s directors, executive officers, holders of Voting Preferred Stock representing 10% or more of the Corporation’s outstanding capital stock on an as-converted to common stock basis (a “10% Stockholder”), or an Affiliate of any of the foregoing parties (a “Related Party”), unless such Designated Transaction has been approved by the Board, including a majority of the disinterested directors.  For the avoidance of doubt, if the Corporation enters into an agreement that constitutes a Designated Transaction (and such agreement is approved as required under this paragraph (o)), then no further approval shall be required under this paragraph (o) in order for the Corporation to perform its obligations under such agreement.

For purposes of Section 3.3(o):

“Affiliate” means, with respect to any specified Person, such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal, including, without limitation, any general partner, managing member or partner, officer or director of such Person or such Person’s principal or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least

50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person; provided, however, that for purposes of Section 3.3(o), a Person in which a 10% Stockholder holds less than 50% of the outstanding voting securities (e.g., a minority-owned portfolio company) shall not be considered an “Affiliate” of such 10% Stockholder.

“Designated Transaction” means (X) any transaction or series of transactions with a Related Party for which the value of consideration reasonably expected to be paid or received by the Corporation or its subsidiaries exceeds $250,000 per year individually or (Y) any transaction with a Related Party for which the value of consideration reasonably expected to be paid or received by the Corporation or its subsidiaries, when aggregated together with all other transactions with such party, exceeds $500,000 per year in the aggregate; other than, in each case, any transaction described in paragraphs (a) through (n) of Section 3.3 (it being understood that such transactions are subject to approval by the Requisite Series A Holders as provided in Section 3.3, and therefore shall not constitute “Designated Transactions”).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

The Corporation will not permit any of its direct or indirect subsidiaries to take any of the actions specified in Section 3.3.1 without the written consent, or affirmative vote at a meeting and evidenced in writing, of the Requisite Voting Preferred Holders.

3.4                               For so long as any shares of Series A Preferred Stock remain outstanding, unless, in addition to any other vote or consent required herein or by law, the Corporation has obtained the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization or otherwise: (i) effect any increase or decrease in the authorized number of shares of Series A Preferred Stock or (ii) amend this certificate of incorporation or the bylaws of the Corporation if such amendment would alter or change the powers, preferences or special rights of the Series A Preferred Stock (including, without limitation, this Section 3.4) so as to affect them adversely, but would not so affect the Preferred Stock as a class, it being understood that this clause “(ii)” shall be interpreted in a manner consistent with Section 242(b)(2) of the General Corporation Law.

3.5                               For so long as any shares of Series B Preferred Stock remain outstanding, unless, in addition to any other vote or consent required herein or by law, the Corporation has obtained the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization or otherwise: (i) effect any increase or decrease in the authorized number of shares of Series B Preferred Stock or (ii) amend this certificate of incorporation or the bylaws of the Corporation if such amendment would alter or change the powers, preferences or special rights of the Series B Preferred Stock (including, without limitation, this Section 3.5) so as to affect them adversely, but would not so affect the Preferred Stock as a class, it being understood that this clause “(ii)” shall be interpreted in a manner consistent with Section 242(b)(2) of the General Corporation Law.

3.6                               Series A-1 Preferred Stock Protective Provisions.  For so long as any shares of Series A-1 Preferred Stock remain outstanding, unless, in addition to any other vote or consent required herein or by law, the Corporation has obtained the vote or written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, voting as a separate class, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization or otherwise: (i) effect any increase or decrease in the authorized number of shares of Series A-1 Preferred Stock or (ii) amend this certificate of incorporation or the bylaws of the Corporation if such amendment would alter or change the powers, preferences or special rights of the Series A-1 Preferred Stock (including, without limitation, under Section 5.1.3(a) and/or this Section 3.6) so as to affect them adversely, but would not so affect the Preferred Stock as a class, it being understood that this clause “(ii)” shall be interpreted in a manner consistent with Section 242(b)(2) of the General Corporation Law.

4.                                      Conversion Rights.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio.  Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion.  The “Conversion Price” for each series of Preferred Stock shall initially (i.e. as of the Original Issue Date for such series) mean the Original Issue Price for such series of Preferred Stock.  Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5.

4.1.2                     Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time.  The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 5.7.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.1.3                     Effect of Voluntary Conversion.  All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.7.3 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.

4.2                               Mandatory Conversion.

4.2.1                     Automatic Conversion.

(a)                                 Upon either (A) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $50,000,000 of gross proceeds to the Corporation at a price per share to the public of at least three (3.0) times the Original Issue Price of the Series B Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations or the like, other than the Stock Split), provided that for such a public offering during the 2014 calendar year, such price per share need only be one and three-tenths (1.3) times the Original Issue Price of the Series B Preferred Stock, and for such a public offering during the 2015 calendar year, such price per share need only be two (2.0) times the Original Issue Price of the Series B Preferred Stock (each such public offering, a “Qualified IPO”), or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Voting Preferred Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Voting Preferred Mandatory Conversion Time”), (i) all outstanding shares of Voting Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation.

(b)                                 Upon either (A) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities

Act”) in which all other classes and series of Preferred Stock convert into Common Stock, or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Series A-1 Mandatory Conversion Time” and together with the Voting Preferred Mandatory Conversion Time, the “Mandatory Conversion Time”), (i) all outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation.

4.2.2                     Mandatory Conversion Procedural Requirements.

(a)                                 All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Sections 4.2.1 and 10.  Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4.2.

(b)                                 If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b).  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.7.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

5.                                      Adjustments to Conversion Price.

5.1                               Special Adjustments for Series A-1 Preferred Stock and Series B Preferred Stock; Adjustments for Diluting Issuances.

5.1.1                     Special Definitions.  For purposes of this Article IV, the following definitions shall apply:

(a)                                 “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

(b)                                 “Original Issue Date” for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued.

(c)                                  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)                                 “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 5.1.2 below, deemed to be issued) by the Corporation after the applicable Original Issue Date for such series of Preferred Stock, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):

(i)                                     shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;

(ii)                                  shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Section 5.2, 5.3, 5.4, 5.5 or 5.6;

(iii)                               up to 1,491,895 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to Service Providers pursuant to stock option plans or agreements or other incentive stock arrangements approved by the Board including at least a majority of the Preferred Stock Directors;

(iv)                              shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(v)                                 shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financing institutions pursuant to a debt financing or equipment leasing transactions approved by the Board including at least a majority of the Preferred Stock Directors;

(vi)                              shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided that such issuances are approved by the Board including at least a majority of the Preferred Stock Directors;

(vii)                           shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board including at least a majority of the Preferred Stock Directors;

(viii)                        shares of Common Stock issued in an offering to the public pursuant to a registration statement filed under the Securities Act with, and declared effective by, the Securities and Exchange Commission; or

(ix)                              the issuance or deemed issuance of Common Stock if the Corporation receives written notice from the Requisite Voting Preferred Holders agreeing that no adjustment shall be made to the Conversion Price of any series of Preferred Stock as a result of the issuance or deemed issuance (other than adjustments to the Conversion Price of the Series A-1 Preferred Stock pursuant to Section 5.1.3(a)).

(e)                                  “Additional Common or Preferred Stock Issuance” shall mean any issuance by the Corporation of shares of Common Stock or Preferred Stock occurring after the Original Issue Date of the Series A-1 Preferred Stock and on or prior to the Special Series A-1 Adjustment Termination Date (as defined in Section 5.1.3(a)), including any shares of Series A Preferred Stock issued on the date of an Additional Closing (as defined in the Purchase Agreement) or on the date of a Milestone Closing (as defined in the Purchase Agreement).  For clarity, an Additional Common or Preferred Stock Issuance shall occur only when shares of Common Stock or Preferred Stock are actually issued and become outstanding, and shall not occur as the result of the Corporation’s issuance of Options or other Convertible Securities that are not shares of Preferred Stock (unless and until shares of Common Stock or Preferred Stock are actually issued as a result of the exercise or conversion of such Options or Convertible Securities).

(f)                                   A “Program Termination” shall occur if (i) the Drug Discovery Collaboration Agreement between the Corporation and the initial holder of Series A-1 Preferred Stock dated on or about the Original Issue Date of the Series A-1 Preferred Stock (the “Collaboration Agreement”) terminates pursuant to its terms, or (ii) Trk becomes an Abandoned Target (as such terms are defined in the Collaboration Agreement).

(g)                                  “Purchase Agreement” shall mean that certain Series A and A-1 Preferred Stock Purchase Agreement, dated July 3, 2013, as amended, between the Corporation and the parties thereto.

5.1.2                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the applicable Original Issue Date for a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock or Preferred Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this Section 5.1.2(b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3 (either because the consideration per share (determined pursuant to Section 5.1.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after the Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock or Preferred Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock or Preferred Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.1.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.1.2(b) and 5.1.2(c)).  If the number of shares of Common Stock or Preferred Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.1.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.1.3                     Special Adjustments for Series A-1 Preferred Stock and Series B Preferred Stock; Adjustments for Issuance of Additional Shares of Common Stock.

(a)                                 Special Adjustment for Series A-1 Preferred Stock. Solely with respect to the Series A-1 Preferred Stock, during the period of time beginning on the Original Issue Date for the Series A-1 Preferred Stock and ending on the date (the “Special Series A-1 Adjustment Termination Date”) that is the earlier of (i) the occurrence of a Program

Termination and (ii) the first date on which the aggregate consideration received by the Corporation (calculated in accordance with Section 5.1.4(a)) in respect of all Additional Common or Preferred Stock Issuances and of the issuance of Series A Preferred Stock on the Original Issue Date of Series A Preferred Stock equals or exceeds $40,000,000 (the “Series A-1 Adjustment Cap”), on each date that the Corporation issues any shares pursuant to an Additional Common or Preferred Stock Issuance, the Conversion Price of the Series A-1 Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined (by iterative calculation) according to the following formula:

CP4 = (CP3 * D) ÷ ((D ÷ E) * F).

For the avoidance of doubt, following the Stock Split, and having given effect to all Additional Common or Preferred Stock Issuances up to the Series A-1 Adjustment Cap, the Conversion Price of the Series A-1 is $1.990922.

(b)                                 Special Adjustment for Series B Preferred Stock. Solely with respect to the Series B Preferred Stock, during the period of time beginning on the Original Issue Date for the Series B Preferred Stock and ending on the date (the “Special Series B Adjustment Termination Date”) that the aggregate gross proceeds received by the Corporation from any issuance of shares of Common Stock or Preferred Stock in a financing (or financings) led by an individual or entity not a then-current investor in the Company (nor an Affiliate of such an investor) following the Original Issue Date of the Series B Preferred Stock, other than the issuance of Series B Preferred Stock at any Additional Closing (as defined in the Series B Stock Purchase Agreement), equals at least $20,000,000, in the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2), without consideration or for a consideration per share less than the Conversion Price for Series B Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined according to the following formula:

CP2 = CP1  *  (A2 + B) ÷ (A2 + C2).

(c)                                  Adjustments for Issuance of Additional Shares of Common Stock.  For (i) Preferred Stock other than Series A-1 Preferred Stock or Series B Preferred Stock, at any time after the applicable Original Issue Date of such series of Preferred Stock and (ii) Series A-1 Preferred Stock or Series B Preferred Stock, at any time after the Special Series A-1 Adjustment Termination Date or the Special Series B Adjustment Termination Date, as applicable, in the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined according to the following formula:

CP2 = CP1  *  (A + B) ÷ (A + C).

(d)                                 Definitions. For purposes of the foregoing formulas contained in this Section 5.1.3(a), Section 5.1.3(b) and Section 5.1.3(c), the following definitions shall apply:

“CP4” shall mean the applicable Conversion Price in effect immediately after the latest Additional Common or Preferred Stock Issuance;

“CP3” shall mean the applicable Conversion Price in effect immediately prior to the latest Additional Common or Preferred Stock Issuance;

“CP2” shall mean the applicable Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock;

“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“A2” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion of Preferred Stock outstanding immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1);

“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction;

“C2” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction, including for purposes of such calculation, all such shares issued or deemed issued in such transaction, even if generating in excess of $20,000,000 in gross proceeds;

“D” shall mean the number of shares of Common Stock issuable upon conversion of the shares of Series A-1 Preferred Stock outstanding immediately prior to the latest Additional Common or Preferred Stock Issuance;

“E” shall mean the aggregate number of shares of Common Stock outstanding immediately prior to the latest Additional Common or Preferred Stock Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion of all then-outstanding shares of Preferred Stock); and

“F” shall mean the aggregate number of shares of Common Stock outstanding immediately following the latest Additional Common or Preferred Stock Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion of all then-outstanding shares of Preferred Stock);

provided, however, that, if on the Special Series A-1 Adjustment Termination Date the aggregate consideration received by the Corporation in respect of the issuance of Series A Preferred Stock issued on the Original Issue Date of the Series A Preferred Stock and all Additional Common or Preferred Stock Issuances is greater than the Series A-1 Adjustment Cap, then (i) the adjustment in Section 5.1.3(a) shall be made as if the latest Additional Common or Preferred Stock Issuance had been limited to an amount such that such aggregate consideration received exactly equaled the Series A-1 Adjustment Cap and the outstanding shares of Preferred Stock and Common Stock in “F” shall be deemed to be the number of shares of Preferred Stock and Common Stock that would have been actually outstanding if the latest Additional Common or Preferred Stock Issuance had been limited to an amount such that such aggregate consideration received exactly equaled the Series A-1 Adjustment Cap and (ii) the adjustment in Section 5.1.3(c) (if any) shall then be made as of the latest Additional Common or Preferred Stock Issuance were equal to the amount by which the aggregate consideration received as a result of such issuance exceeds the Series A-1 Adjustment Cap and the number of shares referred to in “A,” “B” and “C” shall be deemed to be the number of shares of Preferred Stock and Common Stock that would have been actually issued or outstanding (as the case may be) after taking into account the adjustments resulting from the application of Section 5.1.3(a), as limited by clause “(i)”, and assuming that the only Additional Shares of Common Stock being issued are those that correspond to the portion of the consideration received in excess of the Series A-1 Preferred Adjustment Cap.  For the avoidance of doubt, if any aggregate consideration results from the issuance of Exempted Securities, no adjustment shall be made pursuant to Section 5.1.3(c).

(e)                                  Adjustment Following Repurchase or Redemption of Shares. If the Corporation shall redeem or repurchase any shares of Common Stock or Preferred Stock issued prior to the Series A-1 Adjustment Termination Date, either pursuant to an agreement with any Service Provider giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services or as expressly authorized in the Restated Certificate, as then in effect, then for the purposes of calculating the Series A-1 Preferred Stock’s Conversion Price pursuant to Section 5.1.3(a), such shares of Common Stock or Preferred Stock, as applicable, shall be deemed to have never been issued by the Corporation and Conversion Price for the Series A-1 Preferred Stock shall be recalculated on that basis.

(f)                                   No Duplication. Notwithstanding anything herein to the contrary, the adjustments set forth in Section 5.1.3(a) shall not be duplicative of any of the adjustments set forth in Sections 5.2 through 5.6 hereof.

5.1.4                     Determination of Consideration.  For purposes of this Section 5.1, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                      insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)                   in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1.2, relating to Options and Convertible Securities, shall be determined by dividing

(i)                         the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.1.5                     Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.2 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transaction).

5.2                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock effect a subdivision of the outstanding Common Stock (other than the Stock Split), the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section 5.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.3                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock (other than the Stock Split), then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.4                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock, including the Stock Split), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.5                               Adjustment for Reclassification, Exchange and Substitution.  If, at any time or from time to time after the Original Issue Date for a series of Preferred Stock, the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.2, 5.3, 5.4 or 5.6 or by Section 2.3 regarding a Deemed Liquidation Event, including the Stock Split), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

5.6                               Adjustment for Merger or Consolidation.  Subject to the provisions of Section 2.3, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.3, 5.4 or 5.5), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

5.7                               General Conversion Provisions.

5.7.1                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.

5.7.2                     Reservation of Shares.  The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.  Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

5.7.3                     Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.7.4                     No Further Adjustment after Conversion.  Upon any conversion of shares of Preferred Stock into Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.

5.7.5                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6.                                      Redemption at Request of Requisite Voting Preferred Holders.

6.1                               Request for Redemption.  Unless prohibited by Delaware law governing distributions to stockholders, shares of each series of Voting Preferred Stock shall be redeemed by the Corporation at the greater of (x) a price equal the applicable Original Issue Price per share for such series (less any amounts distributed in respect of the Voting Preferred Stock in connection with Partial Liquidation Events), plus all declared but unpaid dividends thereon and (y) the fair market value as determined by the Board in good faith of such series of Preferred Stock (the applicable price or value so determined for each such series of Preferred Stock, a “Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Corporation at any time on or after the seventh anniversary of the Original Issue Date for the Series B Preferred Stock, from the Requisite Voting Preferred Holders, of written notice requesting redemption of all shares of the Voting Preferred Stock (the “Redemption Request”).  Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.  The date of each such installment shall be referred to as a “Redemption Date”.  On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Voting Preferred Stock owned by each holder, that number of outstanding shares of Voting Preferred Stock determined by dividing (i) the total number of shares of Voting Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Voting Preferred Stock to be redeemed, the Corporation shall first redeem the maximum number shares of Series B Preferred Stock that it may redeem consistent with such law, apportioned ratably among the holders of such shares, and once all shares of Series B Preferred Stock have been redeemed, shall then shall redeem the maximum number of shares of Series A Preferred Stock that it may redeem consistent with such law, apportioned ratably among the holders of such shares, and shall redeem the remaining shares, in such order, as soon as it may lawfully do so under such law.  Notwithstanding anything herein to the contrary, the Series B Preferred Stock must be redeemed in full before any shares of Series A Preferred Stock may be redeemed.

6.2                               Redemption Notice.  The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Voting Preferred Stock not less than 40 days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)                                 the number of shares of Voting Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)                                 the Redemption Date and the applicable Redemption Prices;

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)                                 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Voting Preferred Stock to be redeemed.

6.3                               Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Voting Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Voting Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Voting Preferred Stock shall promptly be issued to such holder.

6.4                               Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Voting Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Voting Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Voting Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.                                      No Reissuance of Redeemed or Otherwise Acquired Preferred Stock.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following the close of business on the third day preceding the Redemption Date for such shares.

8.                                      Waiver.  Any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein may be waived on behalf of all holders of such series of Preferred Stock or the Preferred Stock as a class by the affirmative written consent or vote of (i) in the case of the Series A Preferred Stock, the holders of at least a majority of the Series A Preferred Stock as a class that are then outstanding, (ii) in the case of the Series B Preferred Stock, the holders of at least a majority of the shares of the Series B Preferred Stock as a class that are then outstanding, (iii) in the case of any other series of Preferred Stock, the holders of at least a majority of the shares of such series of Preferred Stock or such Preferred Stock as a class that are then outstanding, treating any convertible Preferred Stock as-if converted to Common Stock.

9.                                      Notice of Record Date.  In the event:

(a)                                 the Corporation shall set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.  Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of at least a majority of the outstanding shares of Preferred Stock acting as a single class on an as-converted basis.

10.                               Notices.  Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.  If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V:  PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI:  STOCK REPURCHASES.

In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

ARTICLE VII:  BYLAW PROVISIONS.

A.                                    AMENDMENT OF BYLAWS.  Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B.                                    NUMBER OF DIRECTORS.  Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C.                                    BALLOT.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D.                                    MEETINGS AND BOOKS.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII:  DIRECTOR LIABILITY.

A.                                    LIMITATION.  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.  Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.                                    INDEMNIFICATION.  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification, as the Board may approve) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.                                    MODIFICATION.  Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX:  CORPORATE OPPORTUNITIES.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X:  CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X1:  FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General

Corporation Law, this Restated Certificate or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

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